UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 16, 2024

GRYPHON DIGITAL MINING, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-39096	83-2242651
(Commission File Number)	(IRS Employer Identification No.)

1180 N. Town Center Drive, Suite 100
Las Vegas, NV	89144
(Address of Principal Executive Offices)	(Zip Code)

(877) 646-3374

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	GRYP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-1 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 16, 2024, Giga Caddo, LLC, a Delaware limited liability company (“Seller”), and Gryphon Digital Mining, Inc., a Delaware corporation (“Buyer” or the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which Seller agreed to sell: (i) four (4) natural gas generators with a combined gas standby rating of 1,900 kW, (ii) five hundred and sixty-six (566) bitcoin ASIC mining computers with a combined hashrate capacity of approximately 57,120 TH/s, (iii) six (6) Giga Box Air modular data center units with a combined power capacity of 2,900 kW and (iv) certain other crypto mining equipment and related assets to be agreed by the parties (the “Assets”) to Buyer on and subject to the terms and conditions set forth therein (such transaction, the “Transaction”) for $1,500,000 in USD cash (the “Purchase Price”).

The Purchase Price is being paid in four parts as follows: (i) prior to the execution of the Purchase Agreement, $50,000 of the Purchase Price was paid to Seller in the form of a refundable earnest money deposit, (ii) on August 16, 2024, $50,000 of the Purchase Price was paid to Seller in connection with the execution of the Purchase Agreement, (iii) on or about August 31, 2024, $700,000 of the Purchase Price is expected to be paid (the “Third Payment”) and (iv) no later than seven days after Seller’s receipt of the Third Payment, the remainder of the Purchase Price will be paid (the “Final Payment”) and as described below.

The Purchase Agreement contains customary representations, warranties, covenants and termination rights for a transaction of this nature, including: (i) an agreement that Seller and Buyer will enter into a transition services agreement to facilitate the Company’s acquisition and use of the Assets, (ii) an agreement that Seller will enter into one or more energy contracts within two business days following its receipt of the Third Payment and (iii) an agreement that no later than seven days after Seller’s receipt of the Third Payment, Seller will provide to Buyer (A) a bill of sale duly executed by Seller transferring the Assets to Buyer, and (B) agreements that assign the energy contracts to Buyer, and (C) any other documents reasonably requested by Buyer to effectuate the transfer of the Assets. Upon satisfaction of the foregoing obligations, Buyer will deliver to Seller the Final Payment and any other documents reasonably requested by Seller to effectuate the transfer of the Assets.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary has been included to provide investors and security holders with information regarding the terms of the Purchase Agreement and is qualified in its entirety by the terms and conditions of the Purchase Agreement. It is not intended to provide any other factual information about the Company, Seller or their respective subsidiaries and affiliates. The Purchase Agreement contains representations, warranties and covenants by each of the parties to the Purchase Agreement, which were made only for purposes of the Purchase Agreement and as of specified dates. The representations, warranties and covenants in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or the Assets. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01. Other Events.

On August 20, 2024, the Company issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1*	Asset Purchase Agreement, dated as of August 16, 2024, by and among Giga Caddo, LLC and Gryphon Digital Mining, Inc.
99.1	Press Release dated August 20, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain schedules to this Exhibit have been omitted pursuant to Regulation S-K Item 601(b)(2) or 601(a)(5) (as applicable). The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRYPHON DIGITAL MINING, INC.

Date: August 20, 2024	By:	/s/ Robby Chang
		Name:	Robby Chang
		Title:	Chief Executive Officer

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